EXHIBIT 10

STATE OF LOUISIANA

PARISH OF CALCASIEU

CONTRACT TO PURCHASE AND SELL

BE IT KNOWN, that before the undersigned Notaries Public, duly commissioned and qualified in and for the places and State. hereinafter set forth, and in the presence of the subscribing witnesses, personally appeared:

CKX Lands, Inc. (“Seller”), and

STREAM FAMILY LIMITED PARTNERSHIP, a Texas Partnership, and/or Assigns (“Purchaser”);

WHO DECLARE that this Contract to Purchase and Sell (“Contract”), is made and entered into as of the Effective Date (as hereinafter defined) by and between Seller and Purchaser.

WITNESSETH:

In consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

Section 1. Sale and Purchase. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and accept from Seller, for the Purchase Price (as hereinafter defined) subject to the terms and conditions set forth in the Contract, the tract of land situated in Cameron Parish, Louisiana, more particularly described in Exhibit “A” hereto (“Land”), together with all easements, rights-of-way, licenses, interests, rights and appurtenances appertaining thereto, if any, free and clear of all liens, claims, easements, rights-of-way, reservations, restrictions, encroachments, tenancies, permits, and any other encumbrances of whatsoever nature (herein collectively called the “Encumbrances”) excluding Encumbrances appearing on Exhibit “B” or in the Title Commitment (as hereinafter defined) that either are not objected to, or, if objected to, are not cured and that are subsequently waived pursuant to Section 3 hereof (“Permitted Encumbrances”). The Land and all easements, rights-of-way, licenses, interests, rights and appurtenances appertaining thereto, if any, subject to the Permitted Encumbrances, are hereinafter collectively called the “Property”.

Section 2. Purchase Price and Deposit.

(a) The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Property is

Three Million One Hundred Forty Six Thousand Three Hundred Ten ($3,146,310.00) DOLLARS, which sum is based on the assumption that the Property contains 3,495.90 acres. If the Survey (as defined in Section 3(b) below) reveals that the actual number of acres is more or less than 3,495.90 acres, then the Purchase Price will be adjusted upward or downward at the rate of $900.00 per acre or part thereof, times the difference between 3,495.90 acres and the actual number of acres shown on the survey.

(b) The Purchase Price is payable in cash at the Closing (as hereinafter defined).

(c) Within three (3) business days of the Effective Date, Purchaser shall deliver to the Title Company (as hereinafter defined) a copy of this Contract and check payable to the order of Title Company in the amount of $10,000.00 (“Deposit”). The Deposit will be held in escrow for the benefit of the party entitled to the Deposit in accordance with the provisions hereof. If the transaction contemplated hereby is consummated in accordance with the terms and provisions hereof, the Deposit will be applied to the Purchase Price at the Closing. If the transaction is not so consummated, the Deposit will be held and delivered by the Title Company as hereinafter provided,

Section 3. Title Commitment and Survey.

(a) As soon as practicable, but no later than forty (40) days after the Effective Date, Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered the following:

(1) A abstract of title (“Abstract”) to the Property updated from date of acquisition by Seller, except as to the property acquired from Raleigh Newman, (Seller agreeing to furnish Purchaser with a fifty-five (55) year abstract to a good deed for the Raleigh Newman Property) to Ironclad Title, L.L.C., as agent for Lawyers Title Insurance Corporation (“Title Company”); and

(2) The Title Company shall have 40 days to examine title to the Abstract and issue to the Purchaser at Purchaser’s sole expense, an Owner’s Title Insurance Commitment setting forth the status of title to the Property showing all encumbrances and other matters, if any, relating to the Property; and

(3) The Title Company shall deliver the Title Commitment to Purchaser with a legible copy of all documents referred to in the Title Commitment, including but not limited to plats, reservations, restrictions, and easements.

(b) Within forty (40) days after the Effective Date, Purchaser may deliver to Seller a survey (“Survey”), the cost and expense thereof to be borne equally by Purchaser and Seller, consisting of a plat and legal description of the Property. The Survey must be prepared pursuant to a current on-the-ground staked survey performed by a registered public surveyor or engineer satisfactory to Seller, Purchaser and Title Company. The Survey must (i) reflect the actual dimensions of the Land and the number of acres or part thereof contained therein, (ii) identify any rights-of-way, easements or other Encumbrances by applicable recording reference, (iii) correctly show the location of all improvements and visible items on the Property, the location and dimensions of alleys, streets, roads, right-of-ways , easements, and utilities (as installed, to the extent determinable by the surveyor) on or adjacent to the Property, and any portion of the Property which is located in a flood prone or flood plain area, and (iv) include the Surveyor’s registered number and seal, the date of the Survey and narrative certificate acceptable to Purchaser. The Property description from the Survey will be used in all documents requiring a Property description.

(c) Purchaser must give Seller written notice of any objections (“Objection”) to the Abstract, the Title Commitment or the Survey within fifteen (15) business days after receipt of the last of the Abstract, the Title Commitment and all documents referred to in the Title Commitment and the Survey. At the Closing, Seller will provide releases for any Mortgage, judgment liens, mechanics lien, delinquent taxes, or any other monetary liens, if any, encumbering the Property but only to the extent that the liens encumber the Property. If Purchaser gives such notice to Seller, Seller, at once and without interruption or delay will at his sole cost take such action, including judicial action, and undertake all measures necessary, to cure the Objections, If Purchaser does not timely give notice of the Objections, Purchaser will be deemed to have waived all Objections not so notified.

(d) If Purchaser timely gives notice of the Objections and Seller does not cure the Objections, which will permit the Abstract, the Title Commitment and the Survey to be amended to give effect to matters that are cured, and give Purchaser written notice of the curing of the Objections within sixty (60) business days following receipt of the notice from Purchaser, Purchaser, shall have the right at any time thereafter to either (i) terminate this Contract by giving written notice thereof to Seller and Title Company, and, on such termination, Purchaser shall be entitled to the return of the Deposit, and neither party hereto shall have any further rights or obligations hereunder (except for the indemnity set forth in Section 4(e) below), or (ii) waive the Objections and consummate the purchase of the Property subject to the Objections which shall be deemed to be Permitted Encumbrances. Should the Objections to Title effect only a portion of the Land, Purchaser may elect to exclude such’ portion of the Land from this Contract and the Purchase Price shall be reduced in proportion that the acreage of the excluded Land bears to the total acreage of the Land, and/or (iii) Purchaser may elect to cure any of the Objections at Seller’s expense including Purchasers reasonable attorneys’ fees. Purchaser may also proceed to close the sale of the Land pending the cure of Objections and Seller authorizes Purchaser to withhold 10% of the Purchase Price to cover the cost to cure such Objections. Once the Objections are cured, Purchaser shall deduct its expenses and disburse the remainder of the Price to Seller.

Section 4. Feasibility Period.

(a) As used in the Contract, “Feasibility Period” means the period commencing on the Effective Date of this Contract and ending at 5:00 p.m., Lake Charles, Louisiana, on the date that is sixty (60) days after the Effective Date.

(b) Purchaser may terminate its obligation to purchase the Property at any time during the Feasibility Period if Purchaser, in its sole discretion, concludes that the Property is not suitable for Purchaser’s contemplated use of the Property as a bottomland hardwood/cypress mitigation site as further described in paragraph (d) of this Section and for real estate development. During the Feasibility Period, Purchaser may also terminate its obligation to purchase the property if Purchaser is unable to arrange financing, in its sole discretion, that is suitable to Purchaser. Purchaser shall exercise its termination rights under this Section 4(b) by delivering written notice to Seller at any time during the Feasibility Period. Upon Seller’s receipt of such notice during the Feasibility Period, Seller will instruct the Title Company to deliver the Deposit to Purchaser, and neither party will have any further rights or liabilities to the other under this Contract, except for the indemnity set forth in Section 4(e).

(c) During the Feasibility Period, Purchaser may apply with the appropriate governmental authorities to obtain governmental approvals, variances or permits, including, but not limited to, the replatting of the Property and/or any zoning changes or variances (“Approvals”). Seller will cooperate with Purchaser’s efforts to obtain the Approvals.

(d) Purchaser reserves the right to request a United States Army Corps of Engineers and Louisiana State Department of Natural Resources Coastal Management Division assessment of the Property to determine the suitability of the Property as a bottomland hardwood/cypress mitigation site and to approve past changes in land use and hydrological modifications to the Property. If the United States Army Corps of Engineers and/or Louisiana State Department of Natural Resources Coastal Management Division does not approve the Property as a bottomland hardwood/cypress mitigation site and approve past changes in land use and hydrological modifications to the Property, Purchaser has the option to terminate this Contract and not purchase the Property.

(e) Seller will permit Purchaser and its representatives, consultants, and contractors to enter upon the Land to make inspections and tests (including soil borings and environmental tests) regarding the Property as Purchaser deems necessary desirable. Damages to the Land resulting from any inspection or testing conducted by or at the direction of Purchaser will be repaired by Purchaser. Purchaser agrees to indemnify and defend Seller, and hold Seller harmless against, all liens, claims and liability arising out of or related to Purchaser’s inspections and tests pursuant to this Section, including personal injuries or death.

(f) Within five (5) days following the Effective Date, Seller shall provide Purchaser with all written information which Seller has in its possession, or in the possession of Seller’s contractors or agents, with regard to the Property (“Information”) including but not limited to the following. If this Contract is terminated prior to the Closing, Purchaser will return the Information to Seller.

1. A true, complete and accurate list of all agreements relating to the Property stating the identity of the parties thereto, the date of such agreement, the consideration payable thereunder, the services to be rendered thereunder and the expiration date thereof.

2. Copies of any and all engineering studies, environmental assessments and reports (including all reports, studies, assessments, governmental notices and filings and other instruments), structural reports of inspections relating to the Property.

3. Copies of all appraisals relating to the Property.

4. Copies of all existing surveys of the Property.

5. Evidence of utility availability and capacity for the Property.

Section 5. Termination, Default and Remedies.

(a) Purchaser will be in default under this Contract if Purchaser: (i) fails or refuses to purchase the Property at the Closing or (ii) fails to perform any of its other obligations either before or at the Closing. Purchaser will not be in default, however, if Purchaser terminates this Contract when Purchaser has an express right to terminate or when Seller fails to perform its obligations under this Contract. If Purchaser is in default, then Seller, as its exclusive remedy, is entitled to terminate this Contract by giving written notice to Purchaser before or at the Closing. Following the termination notice, neither party will have any further rights or obligations under this Contract except for the indemnity set forth in Section 4(e) above. The Title Company will then deliver the Deposit to Seller as liquidated damages, free of any claims by any person, including Purchaser. The Deposit to which Seller may be entitled is the parties’ reasonable forecast of just compensation for the harm the Purchaser’s breach would cause, which is otherwise impossible or very difficult to estimate accurately.

(b) Seller will be in default under this Contract if Seller: (i) fails or refuses to sell the Property at the Closing or (ii) fails to perform any of its other obligations either before or at the Closing. Seller will not be in default, however, if Seller terminates this Contract when Seller has an express right to terminate or when Purchaser fails to perform its obligations under this Contract. If Seller is in default, then Purchaser, as Purchaser’s sole and exclusive remedies will be entitled either (i) to enforce specific performance of Seller’s obligations under this Contract with respect to the Property, or (ii) to terminate this Contract by giving written notice to Seller before or at the Closing, and neither party will have any further rights or obligations under this Contract except for the indemnity set forth in Section 4(e) above, and the Title Company will deliver the Deposit to Purchaser, free of any claims of any person, including Seller.

(c) If this Contract terminates or is terminated with its terms, Purchaser agrees to execute, acknowledge, and deliver to Seller upon demand an instrument in recordable form evidencing such termination and waiving and releasing all rights of Purchaser in and to the Property. If either Seller or Purchaser becomes entitled to the Deposit upon cancellation of this Contract in accordance with its terms, Purchaser and Seller covenant and agree to deliver a letter of instruction to the Title Company directing disbursement of the Deposit to the party entitled thereto. If either party fails or refuses to sign or deliver such an instruction letter when the other party is entitled to disbursement of the Deposit or to discharge their respective obligations under this Contract, such party shall pay, upon the final order of a court with appropriate jurisdiction, all reasonable attorneys’ fees and costs incurred by the party so entitled to the Deposit in connection with the recovery thereof or against whom judgment is cast.

Section 6. Closing.

(a) The closing (“Closing”) of the sale of the Property by Seller to Purchaser will occur in the office of the Title Company on or before the date that is thirty (30) days after the end of the Feasibility Period (“Closing Date”).

(b) At the Closing, all of the following must occur, all of which are concurrent conditions:

(1) Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

(i) A Warranty Deed (“Deed”), prepared by Purchaser’s attorney, fully executed and acknowledged by Seller, conveying to Purchaser title to the Property, subject to the Permitted Encumbrances. The Deed shall provide that while Seller warrants good and merchantable title to the Property, the Property will be sold on a”As is/where is” basis. The Deed shall exclude from warranty of title that portion of the Property acquired by Seller in an Act of Exchange from Raleigh Newman.

(ii) Purchaser acknowledges that there will be exceptions to the Owner’s title policy for two (2) agricultural leases and farm leases, which Seller represents will terminate on December 31, 2007. Seller agrees not to renew or extend these leases or to enter into any other surface lease without the express written consent of Purchaser which may be withheld. Seller and Purchaser agree to prorate all rentals, or other income attributable to the agricultural leases, set aside or other payments due to the agricultural nature of the Property as of the Closing.

(iii) Evidence satisfactory to Purchaser and the Title Company that the person executing the closing documents on behalf of Seller has full right, power, and authority to do so.

(iv) An affidavit of Seller in form and substance reasonably satisfactory to Purchaser, stating Seller’s United States Taxpayer Identification Number, Seller’s office address, and the Seller is not a foreign person as that term is defined in Section 1445 of the Internal Revenue Code.

(v) An affidavit in form and substance reasonably required by the Title Company and the Purchaser stating that there are no parties in possession of the Property (other than farm tenants under written agricultural leases), and that there are no debts or liens against the Property, other than the lien for ad valorem taxes for the year 2007 which are not yet due and payable.

(vi) A certificate from the Seller confirming that all the representations, warranties, covenants and agreements of Seller set forth in this Contract shall survive the Closing.

(vii) Seller agrees to execute any other documents that are necessary.

(2) Purchaser, at Purchaser’s sole cost and expense, shall deliver or cause to be delivered to Seller the following:

(i) Immediately available funds via wire transfer or a cashier’s or certified check in an amount equal to the Purchase Price less the Deposit.

(ii) Evidence satisfactory to Seller and the Title Company that the person executing the closing documents on behalf of Purchaser has full right, power, and authority to do so.

(iii) A Certificate from Purchaser confirming that all the representations, warranties, covenants and agreements of Purchaser set forth in this Contract shall survive the Closing.

(3) Seller and Purchaser shall each pay their respective attorney’s fees and Purchaser and Seller shall each pay one-half (1/2) of the recording fees for filing the Deed and evidences of authority as required.

(c) Ad valorem and similar taxes and assessments relating to the Property will be prorated between Seller and Purchaser as of the Closing Date, based on estimates of the amounts of taxes and assessments that will be due and payable on the Property during the calendar year in which the Closing Date occurs. As soon as the amount of taxes and assessments on the Property for such year is known, Seller and Purchaser will readjust the amount of taxes and assessment applicable to the Property prior to the Closing Date and Purchaser shall pay for those taxes and assessments applicable to the Property on and after the Closing Date. Purchaser will pay any subsequent assessments against the Property due to a change in use or ownership of the Property at or after Closing. The provisions of this Section 6(c) will survive the Closing.

(d) Surface income for 2007 will be prorated as of the date of closing.

(e) Subject to the rights of parties with encumbrances set forth on Exhibit B, Seller shall deliver to Purchaser possession of the Property free and clear of any other tenancies of every kind and of parties in possession.

Section 7. Brokers.

(a) Each party agrees to indemnify and hold the other harmless from the claims of any other agent, broker, or other similar party claiming by, through, or under the indemnifying party since no broker is involved with Purchaser or Seller.

Section 8. Notices.

(a) Any notice required or permitted to be given hereunder by one party to the other must be in writing and the same must be given (and will be deemed to have been served and given) if delivered in person to the address set forth herein below for the party to whom the notice is given, or placed in the United States mail, return receipt requested, addressed to such party at the address hereinafter specified, or deposited into the custody of Federal Express Corporation to be sent by Federal Express Overnight Delivery, addressed to such party at the address as hereinafter specified. Any notice mailed as above is effective upon its deposit into the custody of the U.S. Postal Service or Federal Express Corporation, as applicable; all other notices are effective on receipt.

(b) The address of Seller for all purposes under this Contract and for all notices hereunder is:

CKX Lands, Inc.

P.O. Box 1864

Lake Charles, LA 70602

Telephone: 337-439-8836

Telecopy: 337-494-1139

With a copy to:

Charles D. Viccellio

Stockwell, Sievert, Viccellio, Clements, & Shaddock, LLP P.O.

Box 2900

Lake Charles, LA 70602

Telephone: 337-436-9491

Telecopy: 337-493-7210

(c) The address of Purchaser for all purposes under this Contract and for all notices hereunder is:

Stream Family Limited Partnership

Post Office Box 40

Lake Charles, LA 70602

Telephone: 337-433-1055

Telecopy: 337-439-2170

With a copy to:

Robichaux, Mize, Wadsack & Richardson, LLC

1777 Ryan Street

Lake Charles, LA 70601

Telephone: 337-433-0234

Telecopy: 337-433-1274

(d) From time to time either party may designate another address for all purposes of this Contract by giving the other party not less than five (5) business days advance notice of such change of address in accordance with the provisions hereof.

Section 9. Entire Agreement. This Contract (including the exhibits hereto) contains the entire agreement between Seller and Purchaser, and no oral statements or prior written matter not specifically incorporated herein is of any force and effect. No variation, modification, or changes hereof binds either party unless set forth in a document executed by such parties or a duly authorized agent, officer or representative thereof.

Section 10. Representations, Warranties and Covenants. Seller warrants and represents to Purchaser, except for Permitted Encumbrances or as shown on Exhibit “B”, as follows:

(a) Seller has good and indefeasible title to the Property, free and clear of all liens, encumbrances, estates and other matter except as set forth in Exhibit “B” ( the Permitted Exceptions ) and the agricultural leases referred to in section 6 (b)(ii) of this agreement. Title to minerals has been reserved by Seller’s ancestor in title and the sale contemplated by this Contract shall be subject to such reservation. As part of its feasibility study, Purchaser with Seller’s consent and co-operation may seek a limitation on the rights of the mineral servitude owner to use the surface of the Property.

(b) This Contract and all documents to be executed and delivered by Seller at the Closing are and at the Closing will be duly authorized, executed, and delivered, and are and at the Closing will be legal, valid, and binding obligations of Seller, and do not and at the Closing will not violate any provisions of any agreement to which Seller is a party or to which Seller is subject.

(c) The Property is not subject to any pending litigation and, to the best of Seller’s knowledge, there is no litigation threatened against the Property or the Seller pertaining to the Property.

(d) The Property is not subject to any condemnation action and, to the best of Seller’s knowledge, there is not threatened condemnation action.

(e) To the best of Seller’s knowledge, there are no special assessments against the Property with respect to any rights-of-way, utilities, streets, roads, or other public improvements.

(f) To the best of Seller’s knowledge, the Property has access to and from the public right-of-way.

(g) There are no parties in possession of any portion of the Property.

(h) To the best of Seller’s knowledge, there are not any violations of law, ordinances, regulations or other applicable federal, state or municipal requirements affecting the Property.

(i) To the best of Seller’s knowledge, there are no pending or threatened actions or proceedings which could result in a modification or termination of the present zoning of the Property.

(j) At Closing, there will be no liens for taxes against the Property, except the lien to secure ad valorem taxes for 2007, not yet due and payable.

(k) The representations and warranties of Seller set forth in this Contract will be continuing and must be true and correct in all material respects on and as of the Closing Date. If Seller determines that any of the Representations and Warranties of Seller are not true and correct, or circumstances have changed which would cause them to no longer be true and correct, at any time during the pendency of this Contract or as of Closing, then Seller will deliver to Purchaser a written notice describing the matters affecting the representations and warranties.

Section 11. Assigns. This Contract inures to the benefit of and binds the parties hereto and their respective legal representatives, successors, and permitted assigns. Purchaser may assign its rights or obligations under this contract without the prior written consent of Seller, if such assignment is to a limited or general partnership, affiliate, family trust, corporation or limited liability company controlled by Purchaser or Purchaser’s owners. In the event Purchaser assigns its rights and obligation under this Contract in accordance with this Section 11, Purchaser shall remain liable for the performance of all of the covenants and obligations of Purchaser hereunder.

Section 12. Time for Execution and Effective Date. If Seller has not executed and returned an executed copy of this Contract to Purchaser by 5:00 p.m. on July 3, 2007, this Contract will be null and void. The date on which this Contract is executed by the last to sign of Seller and Purchaser is the “Effective Date” of this Contract.

Section 14. Destruction, Damage or Taking Prior to Closing. Prior to the Closing, risk of loss with regard to the Property is borne by Seller. If, prior to the Closing, the Property or any substantial portion thereof is destroyed or damaged, or becomes subject to a taking by virtue of eminent domain, to any material extent, Purchaser may, either (i) terminate this Contract and receive back the Deposit, and neither party hereto will have any further rights or obligations hereunder except for the indemnity set forth in section 4(e), or (ii) proceed with the Closing of the Property, in which event Seller shall assign to Purchaser all insurance or condemnation proceeds available as a result of such damage, destruction or taking. Seller will immediately notify Purchaser in writing of any such damages, destruction or taking.

Section 15. Environmental Assessment. Purchaser (by its employees and agents) is hereby authorized to contract for the services of persons (the “Site Reviewers”) to perform environmental site assessments (“Site Assessments”) on the Property for the purpose of determining whether there exists on the Property any environmental condition that could result in any liability, cost, or expense to the owner, occupier or operator of such Property arising under any applicable environmental laws. The Site Assessments may be performed at any time or times, upon reasonable notice, and under reasonable conditions that do not impede the performance of the Site Assessments. The Site Reviewers are hereby authorized to enter upon the Property for such purposes. The Site Reviewers are further authorized to perform both above and below the ground testing for environmental damage or the presence of hazardous substances, solid wastes and Hazards on the Property and such other tests on the Property as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. Seller will supply to the Site Reviewers such historical and operational information regarding the Property as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available for meeting with the Site Reviewers appropriate personnel having knowledge of such matters. Should the Site Assessment disclose the presence of Hazardous Substances or solid waste, Seller agrees that Purchaser may terminate this Contract and upon termination Seller will immediately return the deposit to Purchaser.To the best of Seller’s knowledge, there are no hazardous substances located on the Property as defined under any applicable governmental laws or regulations and Seller shall execute an affidavit stating such at Closing.

Section 16. Terminology. The captions beside the section numbers of this Contract are for reference only and do not modify or affect this contract in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular includes the plural, and the plural includes the singular.

Section 17. Governing Law. This Contract is governed by and must be construed in accordance with Louisiana law.

Section 18. Performance of Contract. The obligations under the terms of the Contract are performable in Calcasieu Parish, Louisiana, and any and all payments under the terms of the Contract are to be made in Calcasieu Parish, Louisiana.

Section 19. Venue. The parties hereto consent that venue of any action brought under this Contract will be in Calcasieu Parish, Louisiana.

Section 20. Severability. If anyone or more of the provisions contained in this Contract are for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision hereof, and this Contract will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 21. Rule of Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Contract, and the parties agree that the rule of construction that any ambiguities are to be resolved against the drafting party must not be employed to interpret this Contract or any amendments or exhibits hereto.

Section 22. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Contract, the prevailing party or parties shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party or parties may be entitled.

Section 23. Survival. Unless expressly provided to the contrary in this Agreement, all representations, warranties, covenants, and agreements set forth in this Agreement shall survive the Closing.

Section 24. Miscellaneous Provisions.

(a) This Contract set forth all, and is intended by all parties to be an integration of all, the promises, agreements and understandings among the parties hereto with respect to the subject matter hereof, and there are no promises, agreements or understandings, oral, written, expressed or implied among them other than as set forth or incorporated herein.

(b) This Contract may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on the parties hereto.

(c) Seller and Purchaser contemplate structuring the transaction as a “deferred exchange using a qualified intermediary” pursuant to Paragraph 1031 of the Internal Revenue Code. Seller has no responsibility for the tax consequences of the transaction of Purchaser and Purchaser has no responsibility for the tax consequences of the transaction of Seller. Neither Seller nor Purchaser will appear in the chain of title of the property that either of them sells in the exchange. Seller and Purchaser agree to cooperate in all reasonable manners consistent with this the contemplated 1031 exchange if either or both execute the same.

THUS DONE AND SIGNED by the parties at my office in Lake Charles, Louisiana, on the 3rd day of July, 2007, in the presence of me, Notary Public, and the following competent witnesses who have signed in the presence of the parties and me, Notary Public.

WITNESSES:	SELLER: CKX Lands, Inc.

/s/ Alexis Fetzer	BY:	/s/ Charles D. Viccellio
Vice President/Secretary

/s/ Laura Stineff

/s/ Beverly R. Venissat #8546
NOTARY PUBLIC

THUS DONE AND SIGNED by the parties at my office in Lake Charles, Louisiana, on the 3rd day of July, 2007, in the presence of me, Notary Public, and the following competent witnesses who have signed in the presence of the parties and me, Notary Public.

WITNESSES:	STREAM FAMILY LIMITED PARTNERSHIP

/s/ David M. Richard	BY:	/s/ W. Gray Stream

/s/ Bruce N. Kirkpatrick

/s/ Kaye M. Dering #29594
NOTARY PUBLIC

EXHIBIT “A”

CAMERON PARISH, LOUISIANA

TOWNSHIP 12 SOUTH, RANGE 8 WEST

All of sections 1, 2, 3, 10, 11; N2, NW 4 SE 4 and SW 4 Section 12, less and except from SD Section 10 that certain 224.1 acres, more or less, tract of land being a part of that certain 244.1 acres in Sections 9 and 10, sold to Diamond Environmental Services Inc., Book 608, Page 296 (from Amoco Production Co. #252642 866-231), less 8.39 acres on West side of Section 3, sold to Charles Raleigh Newman Sr. and Barbara Ann Newman), together with all improvements thereon, containing 3,495.90 acres more or less.

EXHIBIT “B”

1.	Visible and apparent easements and/or rights of way on or over subject property.

2.	Grantor makes no representation or warranty with respect to rights of ingress and egress from the Property to a Public roadway.

3.	Right of Way executed by Standard Oil and Gas Company dated May 3, 1948 to Parish of Cameron, Contract No. 15078

4.	Pipeline Right of Way executed by Standard Oil and Gas Company dated April 9, 1956 to United Pipe Line Company, Contract No. 031,927.

5.	Pipeline Right of Way executed by Pan American Petroleum Corporation dated March 5, 1959 to American Louisiana Pipe Line Company, Contract No. 042,332.

6.	Pipeline Right of Way executed by Amoco Production Company dated July 30, 1971 to Valley Gas Transmission, Inc. Contract No. 75,830.

7.	Right of Way executed by Amoco Production Company dated March 13, 1984 to Parish of Cameron. Contract No. 112,026.

8.	Right of Way executed by Amoco Production Company dated September 8, 1986 to Diamond Environmental Services, Inc., Contract No. 117,037.

9.	Surface Lease executed by Amoco Production Company dated June I, 1995 to Dixie Dirt and Sand, Inc., Contract No. 189,355.

10.	Agriculture Lease executed by Amoco Production Company dated January I, 1997 to Charles Precht, Jr. et al. Contract No. 189,469.

11.	Waterfowl Hunting Lease dated effective September I, 2006 between CKX Lands, Inc. and W.E. “Gene” Fletcher and Mark Vail.

12.	Agricultural Lease between CKX Lands, Inc. and W. E. “Gene” Fletcher, Mark Vail and Brandon Vail executed September 30, 2006 terminable by Notice prior to September 30, 2007.

13.	Agricultural Lease between Calcasieu Real Estate and Oil Company, Inc. and Charles H. Precht, Jr. for the year January I, 2003 terminating December 31, 2003 which has been reconducted terminable by Notice to either party prior to November 30, 2007.